UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): December 16, 2016 (December 12, 2016)

NorthWestern Corporation
(Exact name of registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation)	1-10499 (Commission File Number)	46-0172280 (IRS Employer Identification No.)
3010 W. 69th Street Sioux Falls, South Dakota (Address of principal executive offices)		57108 (Zip Code)
(605) 978-2900 (Registrant's telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):
[ ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[ ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.	Entry Into a Material Definitive Agreement.

Item 2.03.	Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

On December 12, 2016, NorthWestern Corporation d/b/a NorthWestern Energy (NYSE: NWE) (the “Company”) entered into a third amendment and restatement of its existing revolving credit facility (the “Amended Facility”) to, among other things, increase the size of the Amended Facility to $400 million (from $350 million) and extend the maturity date of the Amended Facility to December 12, 2021 (from November 5, 2018).

The Amended Facility:

(i)	increases the capacity of the existing credit facility to $400 million;

(ii)	maintains an uncommitted accordion feature that allows the Company to request the lenders to provide $50 million in additional capacity, subject to a potential total maximum facility of $450 million;

(iii)	maintains the margins associated with the interest rates under the Amended Facility;

(iv)	maintains the commitment fee in respect of unused commitments; and

(v)	extends the maturity date to December 12, 2021 (from November 5, 2018), with an uncommitted feature that allows the Company to request up to two one-year extensions to the maturity date.

Under the Amended Facility, Merrill Lynch, Pierce, Fenner & Smith Incorporated and Credit Suisse Securities (USA) LLC act as joint lead arrangers; Credit Suisse Securities (USA) LLC acts as syndication agent; Keybank National Association, MUFG Union Bank, N.A. and U.S. Bank National Association act as co-documentation agents; and Bank of America, N.A., acts as administrative agent.

The Amended Facility does not amortize and is unsecured. Borrowings may be made at interest rates equal to the Eurodollar rate, plus a margin of 87.5 to 175.0 basis points, or a base rate, plus a margin of 0.0 to 75.0 basis points. Interest rates, commitment fees and letter of credit fees are based on the Company’s then-current senior unsecured credit ratings. Advances under the Amended Facility are subject to certain conditions precedent, including the accuracy of certain representations and warranties and the absence of any default or event of default. Advances will be used for general corporate purposes, including as support for the Company’s commercial paper program and for letters of credit.

The Amended Facility has one financial covenant, requiring that consolidated funded debt to total capitalization ratio be less than or equal to 65 percent. The Amended Facility also contains covenants that restrict the Company in respect of, among other things, mergers and consolidations, sales of all or substantially all assets, incurrence of liens and transactions with affiliates. The Amended Facility is subject to acceleration upon the occurrence of an event of default, including cross-default to indebtedness in excess of $50 million in the aggregate, change of control (as defined in the Amended Facility), entry of judgments of $50 million or more (to the extent not covered by insurance), and the occurrence of certain Employee Retirement Income Security Act of 1974 and bankruptcy events.

As of December 9, 2016, the Company has issued commercial paper in the amount of approximately $229 million, which is supported by the Amended Facility, and has no letters of credit issued under the letter of credit subfacility. As of such date, no other amounts have been drawn on the Amended Facility.

The descriptions of the provisions of the Amended Facility are summary in nature and are qualified in their entirety by reference to the full and complete terms of the Amended Facility.

Some of the lenders under the Amended Facility and certain of their affiliates have engaged, and in the future may engage, in investment banking transactions, including securities offerings, and in general financing and commercial banking transactions with, and the provision of services to, us and our affiliates in the ordinary course of business and otherwise for which they have received, and will in the future receive, customary fees.

Item 9.01	Financial Statements and Exhibits.

EXHIBIT NO.	DESCRIPTION OF DOCUMENT
10.1*	Third Amended and Restated Credit Agreement, dated December 12, 2016

*	Filed herewith.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

NORTHWESTERN CORPORATION

By:	/s/ Timothy P. Olson
Timothy P. Olson
Corporate Secretary

Date: December 16, 2016

Index to Exhibits

EXHIBIT NO.	DESCRIPTION OF DOCUMENT
10.1*	Third Amended and Restated Credit Agreement, dated December 12, 2016

*	Filed herewith.